Exhibit 4.11

DCP MIDSTREAM, LLC,

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 21, 2013

to

Indenture dated as of May 21, 2013

5.85% FIXED-TO-FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2043

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ARTICLE IX MISCELLANEOUS		24
Section 9.1	Ratification of Base Indenture	24
Section 9.2	Liability of Members	24
Section 9.3	Separateness	24
Section 9.4	Trustee Not Responsible for Recitals	24
Section 9.5	Governing Law	24
Section 9.6	Severability	24
Section 9.7	Treatment of the Notes	25
Section 9.8	Counterparts	25
Section 9.9	Withholding	25
Section 9.10	Waiver of Jury Trial	25

EXHIBIT A –	Form of Note

EXHIBIT B –	Form of Certificate regarding Transferee’s Declaration re: Rule 144A Requirements

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THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 21, 2013 (this “First Supplemental Indenture”), is among DCP MIDSTREAM, LLC, a Delaware limited liability company (herein called the “Company”), having its principal office at 370 17th Street, Suite 2500, Denver, Colorado 80202, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (herein called the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of May 21, 2013 (as amended from time to time, and as amended hereby, the “Base Indenture”), providing for the issuance by the Company from time to time of one or more series of the Company’s Securities (as defined therein), unlimited as to principal amount;

WHEREAS, the Company has duly authorized and desires to cause to be issued pursuant to the Base Indenture and this First Supplemental Indenture a new series of Securities designated the “5.85% Fixed-to-Floating Rate Junior Subordinated Notes due 2043” (the “Notes”);

WHEREAS, the Company desires to cause the issuance of the Notes pursuant to Sections 201, 301 and 901 of the Base Indenture, which sections permit the execution of indentures supplemental thereto to establish the form and terms of Securities of any series;

WHEREAS, pursuant to Section 901 of the Base Indenture, the Company has requested that the Trustee join in the execution of this First Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Company, the valid obligations of the Company, and to make this First Supplemental Indenture a valid agreement of the Company, enforceable against the Company in accordance with its terms;

NOW, THEREFORE, the Company and the Trustee hereby agree that the following provisions shall amend and supplement the Base Indenture:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture; provided, however, that, where a term is defined both in this First Supplemental Indenture and in the Base Indenture, the meaning given to such term in this First Supplemental Indenture shall control for purposes of (i) this First Supplemental Indenture and (ii) in respect of the Notes, but not any other series of Securities, the Base Indenture;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout (i) this First Supplemental Indenture and (ii) in respect of the Notes, but not any other series of Securities, the Base Indenture;

(c) any term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, has the meanings assigned to it therein; and

(d) the following terms have the following respective meanings:

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Bankruptcy Event” means, with respect to any Person, that (a) such Person, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against such Person as debtor in an involuntary case; (ii) appoints a Custodian of such Person or a Custodian for all or substantially all of the property of such Person; or (iii) orders the liquidation of such Person, and, in the case of clauses (b)(i) through (b)(iii), the order or decree remains unstayed and in effect for 90 days.

“Base Indenture” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or Denver, Colorado.

“Calculation Agent” means The Bank of New York Mellon Trust Company, N.A. (and its successors) or any other firm hereafter appointed by the Company to act as calculation agent in respect of the Notes.

“Clearstream” means Clearstream Banking, S.A.

“Company” means the Person named as the “Company” in the preamble of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Current Interest” means, on or prior to an Interest Payment Date, interest accrued on the principal amount of the Notes at the Fixed Rate or the Floating Rate, as the case may be, since the immediately preceding Interest Payment Date. For the avoidance of doubt, Current Interest shall not include Deferred Interest.

“Deferred Interest” means (a) interest the payment of which has been deferred pursuant to Section 4.1 plus (b) all interest accrued thereon since the due date thereof in accordance with Sections 2.6(a) and 2.6(d).

“Definitive Note” means a certificated Note registered in the name of the Holder thereof substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not include the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depository,” means DTC or, if DTC shall have ceased performing such function, any other Person selected by the Company, so long as such Person is registered as a clearing agency under the Exchange Act or other applicable statutes or regulations.

“Distribution Compliance Period” means the 40-day distribution compliance period as set forth in Regulation S.

“DTC” means The Depository Trust Company, New York, New York, or any successor thereto.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“First Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Fixed Rate” means 5.85% per annum.

“Fixed Rate Period” means the period commencing on May 21, 2013 to, but not including, May 21, 2023.

“Fixed Rate Semiannual Interest Payment Date” means each May 21 and November 21, commencing November 21, 2013 (or, in the case of any additional Notes issued pursuant to clause (ii) of Section 2.1, the date set forth in the Company Order providing for the issuance of any such additional Notes) through May 21, 2023; provided, however, that if any such day is not a Business Day, then the Fixed Rate Semiannual Interest Payment Date shall be the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest will accrue solely as a result of such delayed payment.

“Fixed Rate Semiannual Interest Period” means each period commencing on a Fixed Rate Semiannual Interest Payment Date and continuing to but not including the next succeeding Fixed Rate Semiannual Interest Payment Date (except that the first Fixed Rate Semiannual Interest Period will commence on May 21, 2013).

“Floating Rate” means, with respect to a Floating Rate Quarterly Interest Period, the sum of the Three–Month LIBOR Rate for such Floating Rate Quarterly Interest Period plus 3.85%.

“Floating Rate Period” means the period commencing on May 21, 2023 to, but not including, May 21, 2043.

“Floating Rate Quarterly Interest Payment Date” means each February 21, May 21, August 21 and November 21 during the Floating Rate Period, commencing August 21, 2023; provided, however, that if any such day is not Business Day, then the Floating Rate Quarterly Interest Payment Date shall be the immediately succeeding Business Day with the same force and effect as if made on the due date, and no additional interest will accrue solely as a result of such delayed payment (except if such next succeeding Business Day falls in the next succeeding calendar month, then such payment shall be made on the immediately preceding Business Day).

“Floating Rate Quarterly Interest Period” means each period commencing on a Floating Rate Quarterly Interest Payment Date and continuing to but not including the next succeeding Floating Rate Quarterly Interest Payment Date (except that the first Floating Rate Quarterly Interest Period will commence on May 21, 2023).

“Global Note” means a Note that (i) is substantially in the form of Exhibit A hereto, (ii) bears the Global Note Legend and has the “Schedule of Exchanges of Interests in the Global Note” attached thereto and (iii) is deposited with or on behalf of and registered in the name of the Depository or its nominee.

“Global Note Legend” means the legend set forth in Section 2.5 hereof, which is required to be placed on all Global Notes.

“Indenture” means the Base Indenture, as amended and supplemented by this First Supplemental Indenture, including the form and terms of the Notes as set forth herein, as the same shall be amended from time to time.

“Interest” means, collectively, Current Interest and Deferred Interest.

“Interest Payment Date” means a Fixed Rate Semiannual Interest Payment Date or a Floating Rate Quarterly Interest Payment Date, as the case may be.

“Interest Period” means a Fixed Rate Semiannual Interest Period or a Floating Rate Quarterly Interest Period, as the case may be.

“LIBOR Interest Determination Date” has the meaning set forth in the definition of “Three–Month LIBOR Rate.”

“LIBOR Rate Reset Date” has the meaning set forth in the definition of “Three–Month LIBOR Rate.”

“London Banking Day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Make-Whole Redemption Price” means the present value of a principal payment on May 21, 2023 and scheduled payments of Interest that would have accrued from the Redemption Date to May 21, 2023 on the Notes being redeemed (excluding any accrued and unpaid Interest for the period prior to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 0.50%. The Make-Whole Redemption Price, calculated as provided herein, shall be determined and provided to the Company by the Treasury Dealer.

“Notes” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Optional Deferral” has the meaning set forth in Section 4.1(a).

“Optional Deferral Period” means the period of time commencing on an Interest Payment Date with respect to which the Company has optionally deferred payment of Interest pursuant to Section 4.1(a) and ending upon the earlier of (a) the Interest Payment Date on which all Deferred Interest and Current Interest to, but not including, such Interest Payment Date shall have been paid and (b) the first Interest Payment Date that occurs after the Company has deferred payment of some or all of the Interest due on a number of consecutive Interest Payment Dates with respect to consecutive Interest Periods that, when taken together as a single period, does not exceed five consecutive years.

“Optional Redemption Price” means, with respect to any Redemption Date, 100% of the principal amount of the Notes being redeemed plus all accrued and unpaid Interest thereon to but not including such Redemption Date.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Private Placement Legend” means the legend set forth in Section 2.5 hereof to be placed on all Notes except where otherwise permitted by the provisions of this First Supplemental Indenture and the Base Indenture.

“QIB” means a qualified institutional buyer as defined in Rule 144A.

“Redemption Price” means, (a) in the case of redemption of the Notes pursuant to Section 3.1(a), the Make–Whole Redemption Price and (b) in the case of redemption of the Notes pursuant to Section 3.1(b), the Optional Redemption Price.

“Reference Banks” has the meaning set forth in the definition of “Three–Month LIBOR Rate”.

“Regulation S” means Regulation S promulgated under the Securities Act or any successor to such regulation.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Representative” means the indenture trustee or other trustee, agent or representative (if any) for an issue of Senior Debt.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on such service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor to such Rule.

“Rule 144A” means Rule 144A promulgated under the Securities Act or any successor to such Rule.

“Senior Debt” means, with respect to any Person, the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred: (a) (i) indebtedness of such Person for borrowed money; (ii) indebtedness of such Person evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated (other than, in the case of the Company, the Notes), issued under credit agreements, indentures or other similar instruments (other than this First Supplemental Indenture), and other similar instruments; (iii) obligations of such Person arising from or with respect to guarantees and direct credit substitutes; (iv) obligations of such Person arising under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements (including any such obligations incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness); (v) capital lease obligations of such Person; (vi) all of the obligations of such Person arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangements or similar credit transactions; (vii) operating leases of such Person (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Debt”); (viii) any indebtedness for borrowed money incurred by such Person for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services; and (ix) guarantees by such Person of any indebtedness or obligations of others of the types described in clauses (i) through (viii), (b) any modifications, refundings, deferrals, renewals, or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor and (c) all obligations of another Person of any of the foregoing types and all dividends of any other Person the payment of which, in either case, such Person has assumed or guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; provided, however, that Senior Debt shall not include the obligations of such Person in respect of: (x) obligations to trade creditors created or assumed in the ordinary course of business; (y) any indebtedness of such Person which by the terms of the instrument creating or evidencing such indebtedness is subordinate, or not superior, in right of payment to the Notes; and (z) securities that are pari passu with the Notes.

“Three–Month LIBOR Rate” means, for each Floating Rate Quarterly Interest Period, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three–month period commencing on the first day of such Floating Rate Quarterly Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second London Banking Day (the “LIBOR Interest Determination Date”) immediately preceding the first day of such Floating Rate Quarterly Interest Period (the “LIBOR Rate Reset Date”). If such rate does not appear on such page for the purpose of displaying offered rates of leading banks for London interbank deposits in U.S. dollars, the Three–Month LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the LIBOR Interest Determination Date, at which U.S. dollar deposits with a maturity of three months in an amount determined by the Company as representative of a single transaction in U.S. Dollars in the London interbank market at the relevant time are offered by four major banks in the London interbank market selected and certified to the Calculation Agent by the Company (“Reference Banks”) to prime banks in the London interbank market for the interest period commencing on the LIBOR Rate Reset Date. The Company will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided as requested, the Three–Month LIBOR Rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the Three–Month LIBOR Rate will be the interest rate per annum equal to the arithmetic mean of the rates quoted by three major banks in New York City selected by the Company and certified to the Calculation Agent by the Company, at or about 11:00 a.m., New York City time, on the LIBOR Interest Determination Date, for loans in U.S. dollars to leading European banks in amounts determined by the Company as representative of a single transaction in the relevant market and at the relevant time with a maturity corresponding to the interest period and commencing on the LIBOR Rate Reset Date. If fewer than three New York City banks selected and certified to the Calculation Agent by the Company are quoting rates in the manner described above, the Three-Month LIBOR Rate for the applicable interest period will be the same as for the immediately preceding Floating Rate Quarterly Interest Period or, in the case of the Floating Rate Quarterly Interest Period beginning on May 21, 2023, the interest rate on the Notes will be the same as for the most recent quarterly period for which the Three–Month LIBOR Rate can be determined.

“Transfer Restricted Note” means a Note bearing the Private Placement Legend.

“Treasury Dealer” means one of Morgan Stanley & Co., Wells Fargo Securities, LLC (or their successors) or any other nationally recognized investment banking firm that is a primary U.S. Government securities dealer, as selected by the Company.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the Wall Street Journal in the table entitled “Treasury Bonds, Notes and Bills”, except that: (a) if that table (or any successor table) is not published or does not contain that price information on that trading day, or (b) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.

“Treasury Rate” means the semiannual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed by the Treasury Dealer as of the second trading day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Notes being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trustee” means the Person named as the “Trustee” in the preamble of this First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Person.

Section 1.2 Rules of Construction. In addition to the Rules of Construction under Section 101 of the Base Indenture, the following provisions also shall be applied wherever appropriate herein:

(a) any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this First Supplemental Indenture unless otherwise expressly stated herein; and

(b) the Exhibits attached hereto are incorporated herein by reference and shall be considered part of this First Supplemental Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation and Principal Amount. There is hereby authorized a series of Securities under the Indenture designated the “5.85% Fixed-to-Floating Rate Junior Subordinated Notes due 2043”. The Trustee shall authenticate and deliver (i) the Notes for original issue on the date hereof in the aggregate principal amount of $550,000,000 and (ii) additional Notes for original issue from time to time after the date hereof in such principal amounts as may be specified in a Company Order for the authentication and delivery thereof pursuant to Section 303 of the Base Indenture. Any additional Notes shall have the same Stated Maturity and other terms as the original issue of Notes and shall be consolidated with and be part of the original issue of Notes. The Notes shall be issued in denominations of $1000 in principal amount and integral multiples in excess thereof.

Section 2.2 Maturity. The principal amount of the Notes shall be payable on the maturity date of the Notes, which is May 21, 2043.

Section 2.3 Form. Notes issued in global form and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the Outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of Global Notes to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depository, from the Depository or its nominee on behalf of any Person having a beneficial interest in such Global Notes. The Company initially appoints DTC to act as Depository with respect to the Global Notes.

Section 2.4 Security Registrar and Paying Agent. The Company initially appoints the Trustee as Security Registrar and Paying Agent with respect to the Notes. The office or agency where the Notes may be presented for registration of transfer or exchange and the Place of Payment for the Notes shall initially be the Corporate Trust Office.

Section 2.5 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor; provided, however,

Prior to the expiration of the Distribution Compliance Period, a beneficial interest in a Regulation S Global Note may be transferred to a Person who takes delivery in the form of an interest in a Rule 144A Global Note only if the transferor first delivers to the Trustee a written certificate in the form of Exhibit B hereto to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person is a QIB, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Distribution Compliance Period, such certification requirements will not apply to such transfers of beneficial interests in the Regulation S Global Notes.

Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate in the form of Exhibit B hereto to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or Rule 144 (if available).

Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in another Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures.

(b) Legends.

(i) Private Placement Legend.

Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or upon registration of transfer or substitution therefor) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE NOTEHOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF DCP MIDSTREAM, LLC (THE “ISSUER”) THAT THIS NOTE IS BEING ACQUIRED FOR ITS OWN ACCOUNT AND NOT WITH A VIEW TO DISTRIBUTION AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO THE ISSUER (UPON REDEMPTION THEREOF OR OTHERWISE), (2) TO A PERSON WHOM THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES TO A PERSON WHO IS NOT A U.S. PERSON (AS SUCH TERM IS DEFINED IN REGULATION S OF THE SECURITIES ACT) IN A TRANSACTION IN COMPLIANCE WITH REGULATION S OF THE SECURITIES ACT OR (4) IN A TRANSACTION COMPLYING WITH OR EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT IN THE CASE OF THIS CLAUSE (4) TO RECEIPT OF AN OPINION OF COUNSEL AND SUCH CERTIFICATES AND OTHER DOCUMENTS AS THE ISSUER OR THE TRUSTEE MAY REQUIRE UNDER THE INDENTURE), IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE NOTEHOLDER WILL, AND EACH SUBSEQUENT NOTEHOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE RESALE RESTRICTIONS SET FORTH ABOVE.

BY ITS PURCHASE OF ANY NOTE, THE PURCHASER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED EITHER THAT (A) IT IS NOT AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) WHETHER OR NOT SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, A PLAN AS COVERED BY SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR OTHER PLAN’S INVESTMENT IN SUCH ENTITY, OR (B) ITS PURCHASE AND HOLDING OF SUCH NOTE WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, NON-U.S. OR CHURCH PLAN, ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE,

LOCAL OR OTHER LAW).”

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

“[IF A REGULATION S GLOBAL NOTE] PRIOR TO THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (AS DEFINED IN REGULATION S), THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES WITHIN THE MEANING OF REGULATION S, EXCEPT TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND THE INDENTURE OR OTHERWISE IN

ACCORDANCE WITH REGULATION S.”

Section 2.6 Interest Rates; Payment of Principal and Interest.

(a) Rates.

(i) Interest During the Fixed Rate Period. During the Fixed Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest will bear interest at a per annum rate equal to the Fixed Rate until the commencement of the Floating Rate Period or, if earlier, until the principal thereof and all Interest thereon is paid, compounded semiannually and payable (subject to the provisions of Article IV) semiannually in arrears on each Fixed Rate Semiannual Interest Payment Date.

(ii) Interest During the Floating Rate Period. During the Floating Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest will bear interest during each Floating Rate Quarterly Interest Period at a per annum rate equal to the Floating Rate for such period, until the principal thereof and all Interest thereon is paid, compounded quarterly and payable (subject to the provisions of Article IV) quarterly in arrears on each Floating Rate Quarterly Interest Payment Date. The Calculation Agent will calculate the Floating Rate with respect to each Floating Rate Quarterly Interest Period and the amount of Interest payable on each Floating Rate Quarterly Interest Payment Date as promptly as practicable according to the appropriate method described herein. Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee of the Floating Rate for the Floating Quarterly Interest Rate Period and the amount of Interest payable to each Holder on each Floating Rate Quarterly Interest Payment Date. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and Holders of the Notes, the Company and the Trustee.

(b) Payment of Interest to Record Holders of the Notes. Payments of principal of, premium, if any, and Interest due on the Notes representing Global Notes on any Interest Payment Date, upon redemption or at maturity will be made to the Depository, for delivery to the Holders as shown on the Securities Register on the applicable Interest Payment Date, the applicable Redemption Date or on the maturity date, unless, in the case of a Redemption Date or the maturity date, such date falls on a day which is not a Business Day, in which case such payments will be made to the Depository, for delivery to the Holders shown on the Securities Register on the next succeeding Business Day. Other than in connection with the maturity or redemption of the Notes or in connection with payment of Defaulted Interest, Interest on the Notes may be paid only on an Interest Payment Date. Payments of principal of, premium, if any, and Interest due on Notes other than Global Notes on any Interest Payment Date, upon redemption or at maturity will be made in accordance with Article III of the Base Indenture. The regular record date for Interest payable on the Notes on any Fixed Rate Semiannual Interest Payment Date shall be the May 6 or November 6, as the case may be, immediately preceding such Fixed Rate Semiannual Interest Payment Date. The regular record date for Floating Rate Quarterly Interest payable on the Notes on any Floating Rate Quarterly Interest Payment Date shall be the February 6, May 6, August 6 or November 6, as the case may be, immediately preceding such Floating Rate Quarterly Interest Payment Date.

(c) The amount of Interest payable on any Fixed Rate Semiannual Interest Payment Date will be computed on the basis of a 360–day year consisting of twelve 30–day months, provided that the amount of Interest payable for any period during the Fixed Rate Period that is shorter than a full Fixed Rate Semiannual Interest Period will be computed on the basis of the actual number of days elapsed during such period, using 30-day months. The amount of Interest payable on any Floating Rate Quarterly Interest Payment Date will be computed on the basis of a 360–day year and the actual number of days elapsed during the relevant Floating Rate Quarterly Interest Period.

(d) To the extent permitted by applicable law, Interest not paid when due hereunder, including, without limitation, all Deferred Interest and overdue Interest, shall in accordance with Section 2.6(a), until paid, compound (i) semiannually at the Fixed Rate on each Fixed Rate Semiannual Interest Payment Date and (ii) quarterly at the applicable Floating Rate on each Floating Rate Quarterly Interest Payment Date.

(e) If the Company shall make a partial payment of Interest on any Interest Payment Date, such payment shall, with respect to the Notes, be applied, first, to Deferred Interest until all such Deferred Interest has been paid and, second, to any Current Interest.

(f) To the extent that the provisions of this Section 2.6 are inconsistent with the provisions of Article III of the Base Indenture, the provisions of this Section 2.6 shall control.

Section 2.7 Amendment of Section 301 of the Base Indenture Regarding Reopening of Series. For purposes of the Notes only, and not for purposes of any other Securities, Section 301 of the Base Indenture is hereby amended to delete the second full paragraph following item (23) in that Section.

Section 2.8 Amendment of Section 901 of the Base Indenture Regarding Reopening of Series. For purposes of the Notes only, and not for purposes of any other Securities, Section (6) of section 901 of the Base Indenture is hereby amended to read in its entirety as follows:

(6) to establish the form or terms of Securities of any series as permitted by Sections 201 and 301; or

ARTICLE III

REDEMPTION OF THE NOTES

Section 3.1 Optional Redemption. Subject to the provisions of Article XI of the Base Indenture, the Company shall have the option to redeem the Notes for cash:

(a) in whole at any time, or in part, from time to time, prior to May 21, 2023, at the Make–Whole Redemption Price plus accrued and unpaid Interest to but excluding the Redemption Date; and

(b) in whole at any time, or in part, from time to time, on or after May 21, 2023, at the Optional Redemption Price.

Section 3.2 Certain Redemption Procedures. Notes called for optional redemption shall become due on the Redemption Date with respect thereto. Subject to Section 1102 of the Base Indenture, notices of optional redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its address appearing in the Security Register. The notice of optional redemption for the Notes will state, among other things, the provisions of the Indenture pursuant to which the Notes are being redeemed, the amount of Notes to be redeemed, the Redemption Date, the Redemption Price, the method of calculating such Redemption Price, and the place(s) that payment will be made upon presentation and surrender of Notes to be redeemed. If less than all the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate (provided, in the case of Global Notes, such Notes will be selected by DTC in accordance with its procedures). Unless the Company defaults in payment of the Redemption Price or the Paying Agent is prohibited from making such payment pursuant to the terms of Article XIV of the Base Indenture or Article VI of this First Supplemental Indenture, Interest will cease to accrue on the Redemption Date with respect to any Notes that have been called for optional redemption. The Company may not redeem the Notes in part if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid Interest due and payable (including Deferred Interest) has been paid in full on all outstanding Notes for all Interest Periods terminating on or before the Redemption Date.

The Notes may be redeemed in part only in principal amounts that are integral multiples of $1000.

Section 3.3 No Sinking Fund. The Notes will not be entitled to the benefit of any sinking fund.

ARTICLE IV

DEFERRAL OF INTEREST

Section 4.1 Optional Deferral of Interest.

(a) The Company shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest and/or Deferred Interest otherwise due on the Notes on any Interest Payment Date (“Optional Deferral”); provided, however, that the Company may not (i) elect to defer payment of any Interest otherwise due on any Interest Payment Date if, as a result of such deferral, the Company shall have deferred payment of some or all of the Interest due on a number of consecutive Interest Payment Dates with respect to a number of consecutive Interest Periods which, when taken together as a single period, would exceed five consecutive years, or (ii) elect to defer payment of any Interest due on or after the maturity date of the Notes, or, with respect to any Notes being redeemed, on the Redemption Date for such Notes. No Interest on the Notes shall be due and payable on any Interest Payment Date during an Optional Deferral Period; however, Interest shall accrue on the Notes during such period in accordance with Sections 2.6(a) and 2.6(d).

(b) Following the termination of an Optional Deferral Period and the payment of all Deferred Interest accrued during such Optional Deferral Period and all Current Interest, the Company may again elect pursuant to Section 4.1(a) to make an Optional Deferral of Interest.

(c) On the Interest Payment Date on which the Company desires to terminate an Optional Deferral Period or at the end of an Optional Deferral Period pursuant to clause (b) of the definition of “Optional Deferral Period,” the Company shall pay all Deferred Interest and Current Interest due on such Interest Payment Date. Such Interest shall be payable to the Holders of the Notes in whose names the Notes are registered in the Security Register for the Notes on the record date with respect to such Interest Payment Date.

Section 4.2 Notice of Deferrals.

(a) Within two Business Days after the Security Registrar has received a request from the Company for a copy of the current Security Register, the Security Registrar shall deliver such document to the Company. The Company shall give written notice to the Holders of the Notes, as appearing in the Security Register, and the Trustee of any election of Optional Deferral pursuant to Section 4.1 not fewer than 5 nor more than 60 Business Days prior to the applicable Interest Payment Date for which Interest on the Notes will be deferred, other than an Optional Deferral in the circumstances described in Section 4.2(b). Notwithstanding anything herein to the contrary, the Company’s failure to pay Interest on the Notes on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period unless the Company pays such Interest within five Business Days after such Interest Payment Date, whether or not the Company provides notice of an Optional Deferral. The Trustee will have no responsibility for notifying the Holders of the commencement of any Optional Deferral Period (including any Optional Deferral Period that commences with the Company’s failure to pay interest on the Notes on any Interest Payment Date) or for determining whether the Company’s failure to pay Interest on any Interest Payment Date and its subsequent payment of such interest within five Business Days after such Interest Payment Date constituted an Optional Deferral Period.

(b) In the case of an election of Optional Deferral pursuant to Section 4.1 when the Company would be prohibited pursuant to Section 1401 of the Base Indenture from paying Interest on the Notes, the Company shall give written notice to the Trustee of such election of Optional Deferral not later than the time monies in respect of the Interest payment on the applicable Interest Payment Date must be made available to the Trustee pursuant to Section 2.6(b) hereof. The Trustee shall forward such written notice promptly to each Holder of the Notes.

ARTICLE V

CERTAIN COVENANTS AND OTHER PROVISIONS

Section 5.1 Amendment and Restatement of Section 801 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 801 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

Section 801. Company May Consolidate, Etc., Only on Certain Terms

The Company shall not consolidate with or merge into any other Person or sell, convey, lease, transfer or otherwise dispose of its properties and assets as, or substantially as, an entirety to any Person, whether in a single transaction or series of related transactions, unless:

(1) either:

(a) the Company is the surviving entity, or

(b) the Person formed by such consolidation or merger, or into which the Company is merged, or the Person that acquires by sale, conveyance, transfer or other disposition, or that leases, the Company’s properties and assets as, or substantially as, an entirety: (i) is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and (ii) expressly assumes by supplemental indenture satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, and the due and punctual performance or observance of all the other obligations under the Indenture to be performed or observed by the Company;

(2) immediately after giving effect to such transaction or series of transactions, no default or Event of Default has occurred and is continuing; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, sale, transfer, lease or other disposition and such supplemental indenture required, if any, comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 5.2 Restricted Payments.

(a) Subject to Section 5.2(b), during any Optional Deferral Period:

(i) the Company will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of the Company’s equity securities, nor will the Company permit any of its Subsidiaries to purchase any of the Company’s equity securities;

(ii) the Company will not make, and the Company will cause its Subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of the Company’s debt securities (including debt securities similar to the Notes) or other indebtedness that contractually rank equally with or junior to the Notes other than to repay loans or advances to any wholly owned Subsidiary of the Company; and

(iii) the Company will not make, and the Company will cause its Subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes.

(b) Notwithstanding the provisions of Section 5.2(a), the Company and any of its Subsidiaries may, at any time, including during an Optional Deferral Period:

(i) make any purchase, redemption or other acquisition of any of the Company’s equity securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents, or a securities purchase or dividend or distribution reimbursement plan, or the satisfaction of any obligations pursuant to any contract or security outstanding on the date that the Optional Deferral Period commences requiring the purchase, redemption or acquisition of any of the Company’s equity securities;

(ii) make any payment, repayment, redemption, purchase, acquisition or declaration of a distribution as a result of a reclassification of the Company’s equity securities or the exchange or conversion of all or a portion of one class or series of the

Company’s equity securities for another class or series of the Company’s equity securities, as applicable;

(iii) purchase fractional interests in the Company’s equity securities pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, in connection with the settlement of securities purchase contracts or in connection with any split, reclassification or similar transaction;

(iv) make a distribution paid or made in the Company’s equity securities (or rights to acquire the Company’s equity securities), or a repurchase, redemption or acquisition of the Company’s equity securities in connection with the issuance or exchange of the Company’s equity securities (or of securities convertible into or exchangeable for the Company’s equity securities) and distributions in connection with the settlement of securities purchase contracts outstanding on the date that an Optional Deferral Period commences, or declaration of a distribution with respect to any of the foregoing;

(vi) make any redemption, exchange or repurchase of, or with respect to, any rights outstanding under a rights plan or the declaration or payment thereunder of a distribution of or with respect to rights in the future;

(vii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities or guarantees that rank equally with the notes (“parity securities”) but, during an Optional Deferral Period, only to the extent necessary to avoid a breach of the instrument governing such parity securities; or

(viii) make any regularly scheduled dividend or distribution payments declared prior to the date that the Optional Deferral Period commences.

(c) For the avoidance of doubt, nothing contained herein shall prevent the Company from issuing during an Optional Deferral Period or at any other time any other securities, whether senior to, pari passu with or subordinated to the Notes, including securities having covenants and provisions the same as or similar to those applicable to the Notes.

Section 5.3 Amendment of Section 901 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 901 of the Base Indenture is hereby amended by deleting the word “or” at the end of clause (9), by replacing the period at the end of clause (10) with “; or” and by adding the following new clause (11) immediately following clause (10):

(11) to conform the text of this Indenture or the Notes to any provision of the “Description of the Notes” section of the Company’s Final Offering Memorandum dated May 21, 2013, relating to the initial offering of the Notes.

ARTICLE VI

SUBORDINATION

Section 6.1 Ranking of the Notes. The Notes shall be subordinated in right of payment and upon liquidation to all Senior Debt (as defined in this First Supplemental Indenture) of the Company on the terms and subject to the conditions set forth in Article XIV of the Base Indenture (as amended and restated, for purposes of the Notes, in this First Supplemental Indenture), and each Holder of Notes issued hereunder by such Holder’s acceptance thereof acknowledges and agrees that all Notes shall be issued subject to the provisions of this Article VI and such Article XIV (as amended and restated, for purposes of the Notes, in this First Supplemental Indenture) and that each Holder of Notes, whether upon original issuance or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. For purposes of the Notes only, and not for purposes of any other Securities, all references in the Indenture to Senior Debt of the Company shall mean Senior Debt (as defined in this First Supplemental Indenture) of the Company.

Section 6.2 Amendment and Restatement of Article XIV of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Article XIV of the Base Indenture is hereby amended and restated in its entirety to read as follows:

Section 1401. Notes Subordinated to Senior Debt. The Company, for itself, its successors and assigns, covenants and agrees, and each Holder of Notes, by its acceptance thereof, likewise covenants and agrees, that the payment of the principal of, premium, if any, and interest on each and all of the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Debt of the Company.

Section 1402. Distribution upon Dissolution, Liquidation and Reorganization. Upon any payment or distribution of assets of the Company to creditors upon (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company, then and in any such event specified in clause (i), (ii) or (iii) above:

(1) the Holders of Senior Debt of the Company shall be entitled to receive payment in full in cash of the principal thereof, premium, if any, and interest accrued thereon before Holders of the Notes shall be entitled to receive any payment or distribution (whether in cash, securities or other property) on account of principal of, or premium, if any, or interest on, the Notes;

(2) until the Senior Debt of the Company is paid in full, any such payment or distribution to which Holders of the Notes or the Trustee (on behalf of the Holders) would be entitled but for the provisions of this Article XIV shall be made by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee in bankruptcy or otherwise, directly to the holders of Senior Debt of the Company or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, premium, if any, and interest on the Senior Debt of the Company held or represented by each, to the extent necessary to make payment in full of all Senior Debt of the Company remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and

(3) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the Trustee (on behalf of the Holders) or the Holders of the Notes before all Senior Debt of the Company is paid in full, such payment or distribution shall, upon written request therefor and subject to Sections 1407 and 1411, be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing the assets of the Company for application to the payment of all such Senior Debt remaining unpaid until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution to the Holders of such Senior Debt.

Section 1403. No Payment When Senior Debt in Default. (a) (1) In the event and during the continuation of any default in the payment of the principal of, premium, if any, or interest on any Senior Debt of the Company beyond any applicable grace period with respect thereto, or (2) in the event that the maturity of any Senior Debt of the Company has been accelerated and such acceleration has not been rescinded, no payment or distribution of any kind or character, whether in cash, securities or other property, shall be made by the Company on account of the principal of, premium, if any, or interest on the Notes unless and until all amounts then due and payable in respect of such Senior Debt, including any interest accrued after such event occurs, shall have been paid in full.

(b) In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Security prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be, upon written request therefor and subject to Sections 1407 and 1411, paid over and delivered forthwith to the holders of the applicable Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, premium, if any, and interest on such Senior Debt held or represented by each, to the extent necessary to make payment in full of all Senior Debt of the Company remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

(c) The provisions of this Section shall not apply to any payment or distribution by the Company with respect to which Section 1402 hereof would be applicable.

Section 1404. Subrogation. Subject to the payment in full of all Senior Debt of the Company, the Holders of the Notes shall be subrogated to the rights of the holders of such Senior Debt to receive payments or distributions of cash, property or securities applicable to such Senior Debt. A distribution made under this Article XIV to holders of such Senior Debt which otherwise would have been made to Holders of Notes shall not, as between the Company and such Holders, be deemed to be a payment by the Company on such Senior Debt.

Section 1405. Relative Rights. This Article XIV defines the relative rights of Holders of Notes and Holders of Senior Debt of the Company. Nothing in this Indenture shall:

(a) impair, as between the Company and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, the Notes in accordance with their terms; or

(b) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a default, subject to the rights under this Article XIV of Holders of Senior Debt of the Company to receive distributions otherwise payable to Holders of Notes.

Section 1406. Subordination May Not Be Impaired by the Company. No right of any Holder of Senior Debt of the Company to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

Section 1407. Rights of Trustee and Paying Agent. The Trustee and/or any Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than three Business Days prior to the date of such payment, a Responsible Officer receives written notice satisfactory to the Trustee that payments may not be made under this Article XIV. The Company, a Representative, or a Holder of Senior Debt of the Company may give the notice; provided, however, that, if an issue of such Senior Debt has a Representative, only the Representative may give the notice on behalf of the Holders of such Senior Debt of that issue.

The Trustee in its individual or any other capacity may hold Senior Debt of the Company with the same rights it would have if it were not Trustee. The Security Registrar and any Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article XIV with respect to any such Senior Debt which may at any time be held by it, to the same extent as any other holder of such Senior Debt; and nothing in Article VI shall deprive the Trustee of any of its rights as such holder. Nothing in this Article XIV shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607.

Section 1408. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution shall be made and the notice given to their Representative (if any).

Section 1409. Article XIV Not to Prevent Defaults or Limit Right to Accelerate. The failure to make a payment pursuant to the Notes by reason of any provision in this Article XIV shall not be construed as preventing the occurrence of a default. Nothing in this Article XIV shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

Section 1410. Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article XIII by the Trustee for the payment of principal of, and premium, if any, and interest on, the Notes shall not be subordinated to the prior payment of any Senior Debt of the Company or subject to the restrictions set forth in this Article XIV, and none of the Holders thereof shall be obligated to pay over any such amount to the Company or any holder of Senior Debt of the Company or any other creditor of the Company.

Section 1411. Trustee Entitled to Rely. Upon any payment or distribution pursuant to this Article XIV, the Trustee and the Holders shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 1402 are pending, upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to such Holders or upon the Representatives for the holders of Senior Debt of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIV. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Debt of the Company to participate in any payment or distribution pursuant to this Article XIV, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XIV, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 601 and 603 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XIV.

Section 1412. Trustee to Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders of Notes and the holders of Senior Debt of the Company as provided in this Article XIV and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 1413. Trustee Not Fiduciary for Holders of Senior Debt. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of the Company and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders of Notes or the Company or any other Person, money or assets to which any holders of such Senior Debt shall be entitled by virtue of this Article XIV or otherwise. With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Senior Debt shall be read into this Indenture against the Trustee.

Section 1414. Reliance by Holders of Senior Debt on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each Holder of any Senior Debt of the Company, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

ARTICLE VII

APPLICABILITY OF DEFEASANCE

Section 7.1 Applicability of Defeasance. The Notes will be subject to satisfaction, defeasance and discharge pursuant to Article XIII of the Base Indenture in accordance with the provisions of such Article.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES OF THE TRUSTEE

AND HOLDERS OF NOTES

Section 8.1 Amendment and Restatement of Section 501 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 501 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

Section 501. Events of Default. If any one or more of the following shall have occurred and be continuing with respect to the Notes (each of the following, an “Event of Default”):

(a) failure to pay principal or any applicable make-whole payment on the Notes when due;

(b) failure to pay accrued and unpaid Interest on the Notes when due and such failure continues for 30 days (it being understood that the deferral of Interest as permitted by Article IV of the First Supplemental Indenture will not constitute an Event of Default); or

(c) the occurrence of a Bankruptcy Event with respect to the Company;

then, and in each and every case that an Event of Default described in clause (a) and (b) with respect to the Notes at the time Outstanding occurs and is continuing, unless the principal of, premium, if any, and Interest on all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Company (and to the Trustee if given by Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium (including any make-whole payments), if any, and all accrued and unpaid Interest, including Deferred Interest, if any, on all the Notes to be due and payable, and upon any such declaration, the same shall become and be immediately due and payable, anything in the Notes, this Indenture or in the First Supplemental Indenture to the contrary notwithstanding. If an Event of Default described in clause (c) occurs, then and in each and every such case, unless the principal of, premium, if any, and Interest on all the Notes shall have become due and payable, the principal of, premium (including any make-whole payments), if any, and all accrued and unpaid Interest, including Deferred Interest, if any, on all the Notes then Outstanding hereunder shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders, anything in the Notes, this Indenture or in the First Supplemental Indenture to the contrary notwithstanding.

The Holders of a majority in aggregate principal amount of the Notes then Outstanding by written notice to the Trustee may rescind an acceleration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal of, premium, if any, and accrued and unpaid Interest on the Notes that have become due solely because of such acceleration. Upon any such rescission, the parties hereto shall be restored respectively to their several positions and rights hereunder, and all rights, remedies, and powers of the parties hereto shall continue as though no such proceeding had been taken.

Section 8.2 Amendment and Restatement of Section 602 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 602 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

Within 90 days after the occurrence of any default or Event of Default hereunder with respect to the Notes, the Trustee shall transmit by mail to all Holders of the Notes, as their names and addresses appear in the Security Register, notice of such default or Event of Default hereunder known to the Trustee, unless such default or Event of Default shall have been cured or waived; provided, however, that, except in the case of a default or Event of Default in the payment of the principal of or any premium or interest on the

Notes, the Trustee shall be protected in withholding such notice if and so long as the board of directors or the executive or other committee of directors or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of the Notes.

Section 8.3 Amendment of Section 607 of the Base Indenture. For purposes of the Notes only, and not for purposes of any other Securities, Section 607 of the Base Indenture is hereby amended by replacing the phrase “Section 501(4) or Section 501(5)” therein with “Section 501(c)”.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Ratification of Base Indenture. The Base Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this First Supplemental Indenture apply solely with respect to the Notes.

Section 9.2 Liability of Members. None of the members of the Company or their respective assets, or any of their respective Affiliates other than the Company, or their respective assets, or any of the directors, officers, employees and stockholders (in their capacities as such) of the Company or any member of the Company or any Affiliate of the foregoing entities shall have any liability for the Company’s obligations under the Notes or the Indenture. By accepting a Note, each Holder of Notes waives and releases all liability described in this Section 9.2.

Section 9.3 Separateness. Each Holder of Notes by its acceptance thereof acknowledges (a) that such Holder has acquired Notes in reliance upon the separateness of the Company from any other Person, (b) that the Company has assets and liabilities that are separate from those of other Persons, (c) that the Notes and other obligations owing under the Notes have not been guaranteed by any Person and (d) that, except as other Persons may expressly assume any of the Notes or obligations thereunder, the Holders of the Notes shall look solely to the Company and its property and assets for the payment of any amounts payable pursuant to the Notes and for satisfaction of any obligations owing to the Holders of the Notes.

Section 9.4 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 9.5 Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 9.6 Severability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.7 Treatment of the Notes. Each Holder and beneficial owner of the Notes, by its acceptance of the Notes or a beneficial interest therein, agrees to treat the Notes as indebtedness for all United States federal, state and local tax purposes.

Section 9.8 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 9.9 Withholding. Notwithstanding any other provision of the Indenture or this First Supplemental Indenture to the contrary, each Holder and beneficial owner of the Notes hereby authorizes the Company, if required by the Internal Revenue Code of 1986, as amended, or by any other applicable legal requirement, to withhold any required amount from the amounts payable by the Company hereunder to any Holder and/or beneficial owner of the Notes for payment to the appropriate taxing authority. Any amount so withheld from such Person will be treated as a payment by the Company to such Person, except as otherwise provided below. Each such Person agrees to file timely any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company. If the amount required to be withheld with respect to such Person exceeds the amount payable to such Person, such excess will be treated as a demand loan to such Person, payable within 10 days after such time that the Company makes payment to the appropriate taxing authority and demand is made on such Person to pay same.

Section 9.10 Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and as of the day and year first above written.

DCP MIDSTREAM, LLC

By:	/s/ Sean P. O’Brien
Name:	Sean P. O’Brien
Title:	Group Vice President & Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Vice President

Signature Page to First Supplemental Indenture

EXHIBIT A

FORM OF NOTE

(FORM OF FACE OF NOTE)

[If applicable, insert the Global Note Legend]

[If applicable, insert the Private Placement Legend]

DCP MIDSTREAM, LLC

5.85% FIXED-TO-FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2043

No.	U.S. $

CUSIP No.

DCP MIDSTREAM, LLC, a Delaware limited liability company (herein called the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to                      or its registered assigns, the principal sum of                      United States dollars ($        ), [or such greater or lesser principal sum as is shown on the attached Schedule of Exchanges of Interests in Global Securities] * on May 21, 2043 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest as provided below.

From May 21, 2013 to, but not including, May 21, 2023 (or, if earlier, until the principal thereof is paid) (the “Fixed Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Interest hereon will bear interest at the per annum rate of 5.85% payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Company to elect to defer payments of Interest) semiannually in arrears on May 21 and November 21 of each year, commencing November 21, 2013, compounded semiannually through the end of the Fixed Rate Period. From May 21, 2023 to, but not including, the maturity date hereof (or, if earlier, until the principal thereof is paid) (the “Floating Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Interest hereon will bear interest during each Floating Rate Quarterly Interest Period at the annual rate equal to the sum of the Three–Month LIBOR Rate for such Floating Rate Quarterly Interest Period, calculated pursuant to the Indenture, plus 3.85% (such sum, the “Floating Rate”), payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Company to elect to defer payments of Interest) quarterly in arrears on February 21, May 21, August 21 and November 21 of each year, commencing August 21, 2023, compounded quarterly at the Floating Rate prevailing from time to time through the end of the Floating Rate Period. Payments of Interest shall be made to the person in whose name this Note is registered at the

*	To be included in a Book–Entry Note.

close of business on the record date for such Interest Payment Date, which shall be the May 6 or November 6 immediately preceding such Fixed Semiannual Interest Payment Date and the February 6, May 6, August 6 and November 6 immediately preceding each Floating Quarterly Interest Payment Date (each, a “Regular Record Date”). Additional Notes for original issue may be issued from time to time after the date hereof in such principal amounts as may be specified in a Company Order for the authentication and delivery thereof pursuant to Section 303 of the Indenture; such additional Notes will accrue interest only from the most recent Interest Payment Date to which interest has been paid or duly provided for prior to the date of issuance of such additional Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The statements in the legends set forth in this Note are an integral part of the terms of this Note and by acceptance hereof the Holder of this Note agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

The Notes are a series of Securities designated as the 5.85% Fixed-to-Floating Rate Junior Subordinated Notes due 2043 of the Company and are issued under and governed by the Indenture dated as of May 21, 2013 (as the same may be amended from time to time, the “Base Indenture”), duly executed and delivered by the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 21, 2013, duly executed by the Company and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, as the same may be amended or supplemented from time to time, the “Indenture”). The terms of the Indenture are incorporated herein by reference. Any term defined in the Indenture has the same meaning when used herein.

This Note shall not be valid or become obligatory for any purpose until the Trustee’s certificate of authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:                     , 20

DCP MIDSTREAM, LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within–mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

[REVERSE OF NOTE]

DCP MIDSTREAM, LLC

5.85% FIXED-TO-FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2043

The Notes are one of a duly authorized issue of Securities of the Company issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. The Notes are of a series designated as the 5.85% Fixed-to-Floating Rate Junior Subordinated Notes due 2043 of the Company (the “Notes”).

1.	Interest.

During the Fixed Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Interest hereon will bear interest at the per annum rate of 5.85% payable (subject to the provisions of the Indenture relating to Interest deferrals more fully described below) semiannually in arrears on May 21 and November 21 of each year, commencing November 21, 2013, compounded semiannually through the end of the Fixed Rate Period. During the Floating Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of Interest hereon will bear interest during each Floating Rate Quarterly Interest Period at the applicable Floating Rate for such Floating Rate Quarterly Interest Period calculated pursuant to the Indenture, payable (subject to the provisions of the Indenture relating to Interest deferrals more fully described below) quarterly in arrears on February 21, May 21, August 21 and November 21 of each year, commencing August 21, 2023, compounded quarterly at the Floating Rate prevailing from time to time through the end of the Floating Rate Period.

The amount of Interest payable on any Fixed Rate Semiannual Interest Payment Date will be computed on the basis of a 360–day year consisting of twelve 30–day months, provided that the amount of Interest payable for any period during the Fixed Rate Period that is shorter than a full Fixed Rate Semiannual Interest Period will be computed on the basis of the actual number of days elapsed during such period, using 30-day months. The amount of any Interest payable on any Floating Rate Quarterly Interest Payment Date will be computed on the basis of a 360–day year and the actual number of days elapsed during the applicable Floating Rate Period. In the event that any date on which Interest is payable on this Note is not a Business Day, then a payment of the Interest payable on such date will, subject to certain exceptions described in the First Supplemental Indenture, be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

2.	Optional Deferral of Interest.

Subject to the terms of the Indenture, the Company shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest and/or Deferred Interest otherwise due on the Notes on any Interest Payment Date. No Interest on the Notes shall be due and payable on any Interest Payment Date during an Optional Deferral Period; however, Interest shall accrue on the Notes during such period in accordance with the First Supplemental Indenture.

3.	Method of Payment.

The Company shall pay Interest on the Notes (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date. The Company shall pay principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. Payments in respect of Notes in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Company maintained for such purpose, which initially will be the Corporate Trust Office, or, at the option of the Company, payment of interest may be made by check mailed to the Holders on the relevant record date at their addresses set forth in the Security Register or at the option of the Holder, payment of interest on Notes in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the Paying Agent. The Holder must surrender these Notes to a Paying Agent to collect payment of principal.

4.	Paying Agent and Security Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A. will act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar at any time upon notice to the Trustee and the Holders. The Company may act as Paying Agent.

5.	Indenture.

The Notes are one of a duly authorized issue of Securities of the Company issued and to be issued in one or more series under the Indenture.

The terms of the Notes include those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Base Indenture, and those terms stated in the First Supplemental Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture, the First Supplemental Indenture and the Trust Indenture Act for a statement of them. The Notes are subordinated obligations of the Company and are not secured by any of the assets of the Company.

6.	Denominations; Transfer; Exchange.

The Notes are to be issued in registered form, without coupons, in denominations of $1000 and integral multiples in excess thereof. A Holder may register the transfer of, or exchange, Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

7.	Person Deemed Owners.

The registered Holder of a Note may be treated as the owner of it for all purposes.

8.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes. Without consent of any Holder of Notes, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity, to correct any inconsistency, or to make any other change that does not adversely affect the rights of any Holder of Notes in any material respect. Any such consent or waiver by the Holder of these Notes (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of these Notes and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon these Notes or such other Notes.

9.	Defaults and Remedies.

Certain events of bankruptcy or insolvency are Events of Default that will result in the principal amount of the Notes, together with premium, if any, and Interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default. If any other Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may declare the principal amount of all the Notes, together with premium, if any, and Interest thereon, to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Trustee, may rescind such declaration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all Events of Default with respect to the Notes, other than the nonpayment of the principal, premium, if any, or Interest which has become due solely by such declaration or acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent default or shall impair any right consequent thereon. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity or security satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the Trustee in its exercise of any trust or power.

10.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates or any subsidiary of the Company’s Affiliates, and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

11.	Authentication.

This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

12.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

13.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such number as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

14.	Absolute Obligation.

No reference herein to the Indenture and no provision of the Notes or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on these Notes in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

15.	No Recourse.

None of the members of the Company or their respective assets, or any of their respective Affiliates other than the Company, or their respective assets, or any of the directors, officers, employees and stockholders (in their capacities as such) of the Company or any Member of the Company or any Affiliate of the foregoing entities shall have any liability for the Company’s obligations under the Notes or the Indenture. By accepting a Note, each Holder of Notes waives and releases all liability described in this paragraph 15.

16.	Ranking.

The Notes rank subordinate in rank and priority of payment to all of the Company’s Senior Debt as more fully provided in Article XIV of the Base Indenture (as amended and restated, for purposes of the Notes, in the First Supplemental Indenture) and Article VI of the First Supplemental Indenture.

17.	Optional Redemption.

The Notes are subject to redemption prior to maturity at the redemption prices and in the manner provided in the Indenture.

18.	Governing Law.

The Notes shall be construed in accordance with and governed by the laws of the State of New York.

19.	Reliance.

The Holder, by accepting this Note, acknowledges (a) that such Holder has acquired this Note in reliance upon the separateness of the Company from any other Person, (b) that the Company has assets and liabilities that are separate from those of other persons, (c) that the Notes and other obligations owing under the Notes have not been guaranteed by any Person and (d) that, except as other Persons may expressly assume any of the Notes or obligations thereunder, the Holder shall look solely to the Company and its property and assets for the payment of any amounts payable pursuant to the Notes and for satisfaction of any obligations owing to the Holder.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS

IN GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Depository

*	To be included in a Global Note.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFEREE (RULE 144A and REGULATION S)

DCP Midstream, LLC

370 17th Street, Suite 2500

Denver, Colorado 80202

[Registrar address block]

Re:    5.85% Fixed-to-Floating Rates Junior Subordinated Notes due 2043

Reference is hereby made to the First Supplemental Indenture, dated as of May 21, 2013 (the “Indenture”), among DCP Midstream, LLC, as issuer (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee, and the Indenture, of even date therewith, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (such First Supplemental Indenture and Indenture being collectively referred to below as the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $        in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK THE BOX THAT APPLIES]

1.    ☐    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and in the Indenture and the Securities Act.

2.    ☐    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore

B-1

securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-2

EXHIBIT B

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer a beneficial interest in the following:

[CHECK ONE of (i) or (ii)

:

(i)	☐	144A Global Note (CUSIP ), or

(ii)	☐	Regulation S Global Note (CUSIP ), or

2.	After the Transfer the Transferee will hold a beneficial interest in the:

[CHECK ONE]

(i)	☐	144A Global Note (CUSIP ), or

(ii)	☐	Regulation S Global Note (CUSIP ), or

in accordance with the terms of the Indenture.